As filed with the Securities and Exchange Commission on May 16, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RUDOLPH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3531208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Jonspin Road

Wilmington, MA 01887

(Address of principal executive offices, including zip code)

RUDOLPH TECHNOLOGIES, INC. 2018 STOCK PLAN

RUDOLPH TECHNOLOGIES, INC. 2018 EMPLOYEE

STOCK PURCHASE PLAN

(Full title of the plans)

MICHAEL P. PLISINSKI

Chief Executive Officer

RUDOLPH TECHNOLOGIES, INC.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Name, address and telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value, to be issued under the Rudolph Technologies, Inc. 2018 Stock Plan	3,240,000	$31.95(2)	$103,518,000.00	$12,887.99
Common Stock $0.001 par value, to be issued under the 2018 Employee Stock Purchase Plan	1,500,000	$31.95(2)	$47,925,000.00	$5,966.66
Total	4,740,000		$151,443,000.00	$18,854.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Rudolph Technologies, Inc. (the “Registrant”) which become issuable under the Rudolph Technologies, Inc. 2018 Stock Plan, as amended (the “2018 Stock Plan”), and the Rudolph Technologies, Inc. 2018 Employee Stock Purchase Plan, as amended (the “2018 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of shares of the Registrant’s Common Stock reserved for future issuance under the 2018 Stock Plan and 2018 ESPP. The computation is based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 11, 2018.

PART I

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

            The following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 16, 2018.
•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 3, 2018.
•

 The Registrant’s Current Reports on Form 8-K filed on February 1, 2018, May 2, 2018 and May 16, 2018, and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s latest Annual Report referred to above, provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this Registration Statement.

•

The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed on November 5, 1999, pursuant to Section 12(b) of the Exchange Act (File No. 000-27965), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

            Not applicable.

Item 5. Interests of Named Experts and Counsel

            Not applicable.

Item 6. Indemnification of Directors and Officers

            The Registrant’s certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. Under Delaware law, these provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the Delaware General Corporation Law.

            The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant. The Registrant maintains an insurance policy covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed

            Not applicable.

Item 8. Exhibits

4.1

Restated Certificate of Incorporation of Registrant, as amended (Conformed Version) (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (SEC File No. 000-27965) filed on August 2, 2013).

4.2	Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-27965) filed on August 1, 2007).
4.3	Amendment to Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-27965) filed on February 2, 2009).

5.1Opinion of Day Pitney LLP, as to legality of securities being registered.

10.1	Rudolph Technologies, Inc. 2018 Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 001-36226) filed on May 16, 2018.

10.2Rudolph Technologies, Inc. 2018 Employee Stock Purchase Plan.

23.1Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2Consent of Day Pitney LLP (contained in Exhibit 5.1).

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Commonwealth of Massachusetts, on May 16, 2018.

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Michael P. Plisinski
Michael P. Plisinski
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Plisinski	Chief Executive Officer and Director	May 16, 2018
Michael P. Plisinski	(Principal Executive Officer)

/s/ Steven R. Roth	Senior Vice President and Chief Financial Officer	May 16, 2018
Steven R. Roth	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey A. Aukerman	Director	May 16, 2018
Jeffrey A. Aukerman

/s/ Leo Berlinghieri	Director	May 16, 2018
Leo Berlinghieri

/s/ Daniel H. Berry	Director	May 16, 2018
Daniel H. Berry

/s/ Thomas G. Greig	Director	May 16, 2018
Thomas G. Greig

/s/ David B. Miller	Director	May 16, 2018
David B. Miller

/s/ John R. Whitten	Director	May 16, 2018
John R. Whitten